                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-90366

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. INVESTMENT NOTES

                                 RATE SUPPLEMENT
RENEWALS ONLY

                              PROSPECTUS SUPPLEMENT
                                 DATED 5/15/03


           Term                     Rate                   Annual Yield*
--------------------------------------------------------------------------------
        3-5 mos.**                  3.50%                      3.56%
        6-11 mos.**                 3.75%                      3.82%
        12-17 mos.                  5.30%                      5.44%
        18-23 mos.                  5.35%                      5.50%
        24-29 mos.                  7.50%                      7.79%
        30-35 mos.                  8.20%                      8.54%
     36-59 mos.[bold]            8.50%[bold]                8.87%[bold]
        60-119 mos.                 8.25%                      8.60%
         120 mos.                   8.50%                      8.87%
--------------------------------------------------------------------------------


                Minimum Investment for Investment Notes is $1,000

    [start bold] This bonus rate applies only to the reinvestment of all or a portion of the principal and/or interest due upon maturity of existing notes.
   The rates for the Notes included in this Rate Supplement are available from
                 June 6, 2003 through July 2, 2003. [end bold]

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 3, 2002, delivered in conjunction with this Rate Supplement dated May 15, 2003. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.

*The Effective Annual Yield assumes all interest reinvested daily at the stated rate.

** These terms are available only to renewals for the same term as the original investment.

You may obtain an additional copy of the Prospectus dated October 3, 2002 free of charge from American Business Financial Services, Inc. by calling (800) 776-4001.

           Investment Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.


     (LOGO) AMERICAN BUSINESS                    For information,
            FINANCIAL SERVICES, INC.           call 1-800-776-4001

BalaPointe Office Centre   111 Presidential Boulevard    Bala Cynwyd, PA 19004
                               www.ABFSonline.com

                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-90366

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. INVESTMENT NOTES

                                 RATE SUPPLEMENT


                              PROSPECTUS SUPPLEMENT
                                 DATED 6/6/03




           Term                         Rate                Annual Yield*
--------------------------------------------------------------------------------
        12-17 mos.                      5.30%                   5.44%
        18-23 mos.                      5.35%                   5.50%
        24-29 mos.                      7.00%                   7.25%
        30-35 mos.                      7.70%                   8.00%
        36-59 mos.                      8.00%                   8.33%
        60-119 mos.                     7.75%                   8.06%
         120 mos.                       8.00%                   8.33%
--------------------------------------------------------------------------------


                Minimum Investment for Investment Notes is $1,000


  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 3, 2002, delivered in conjunction with this Rate Supplement dated June 6, 2003. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.

*The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investments are available from June 6, 2003 through July 2, 2003.

You may obtain an additional copy of the Prospectus dated October 3, 2002 free of charge from American Business Financial Services, Inc. by calling (800) 776-4001.

           Investment Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.



      (LOGO) AMERICAN BUSINESS                    For information,
             FINANCIAL SERVICES, INC.           call 1-800-776-4001

BalaPointe Office Centre   111 Presidential Boulevard    Bala Cynwyd, PA 19004
                               www.ABFSonline.com